Exhibit 10.1

AMENDMENT TO SECURITIES PURCHASE AGREEMENT

THIS AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of March 24, 2026, is made by and between La Rosa Holdings Corp., a Nevada corporation (the “Company”), and ATW AI Infrastructure III LLC and ATW AI Infrastructure IIIB LLC (together, the “Buyers”).

WHEREAS, on November 12, 2025, the Company and the Buyers entered into that certain Securities Purchase Agreement (the “Securities Purchase Agreement”) pursuant to which, among other things, the Company agreed to issue and sell, and the Buyers agreed to purchase, certain securities of the Company.

WHEREAS, the Company and the Buyers desire to amend the Securities Purchase Agreement as set forth herein.

NOW, THEREFORE, for other good and valuable consideration, the parties hereto hereby agree as follows:

1. All capitalized terms used, but not otherwise defined, herein shall have the respective meanings set forth in the Securities Purchase Agreement.

2. Section 4(d) of the Securities Purchase Agreement is hereby amended and restated as follows:

(d) The Company shall use the proceeds from the sale of the Securities as follows: (A) at the Initial Closing, (i) $7,000,000 of net proceeds shall be used to acquire Note Purchased Crypto (as defined in the Notes) as a treasury asset for the Company’s balance sheet, (ii) $2,000,000 of the net proceeds shall be used to redeem a portion of the outstanding shares of Series X Preferred Stock pursuant to the Redemption Agreement, (iii) $500,000 of the net proceeds shall be kept in a controlled account and shall be released to fund the redemption of remaining shares of Series X Preferred Stock in accordance with the terms of the Redemption Agreement, and (iv) any remaining proceeds, not to exceed $400,000, from the Initial Closing shall be used for general corporate purposes, working capital, acquisitions and other strategic transactions (including, but not limited to, developing next-generation data center infrastructure for AI computing) and (B) at any Additional Closing, ninety percent (90%) of net proceeds shall be used to acquire Note Purchased Crypto as a treasury asset for the Company’s balance sheet, and any remaining proceeds from the Additional Closing shall be used for general corporate purposes, working capital, acquisitions and other strategic transactions (including, but not limited to developing next-generation data center infrastructure for AI computing), but not, in any case without the consent of the Lead Buyer, directly or indirectly, for (i) the satisfaction of any indebtedness of the Company or any of its Subsidiaries, (ii) the redemption or repurchase of any securities of the Company or any of its Subsidiaries, except for any redemption of shares of Series X Preferred Stock pursuant to the Redemption Agreement, or (iii) the settlement of any outstanding litigation. In addition, the net proceeds from the sale of Common Stock pursuant to any equity line of credit, equity purchase facility or at-the-market offering shall be used as follows: (i) until such time as the Company has paid to A.G.P./Alliance Global Partners, its financial advisor, and Curvature Securities LLC, its placement agent, (together, the “Advisors”) an aggregate of $751,220.76 in deferred fees, (1) 20% of the net proceeds shall be used to pay any outstanding deferred fees due to the Advisors, (2) 40% of the net proceeds shall be used to acquire Note Purchased Crypto as a treasury asset for the Company’s balance sheet, and (3) the remaining 40% of the net proceeds shall be used for general corporate purposes, working capital, acquisitions and other strategic transactions (including, but not limited to, developing next-generation data center infrastructure for AI computing), and (ii) thereafter, (1) 50% of the net proceeds shall be used to acquire Note Purchased Crypto as a treasury asset for the Company’s balance sheet and (2) the remaining 50% of the net proceeds shall be used for general corporate purposes, working capital, acquisitions and other strategic transactions (including, but not limited to, developing next-generation data center infrastructure for AI computing), including payment of additional $77,000 fees to the Advisors which shall become due and payable not earlier than on December 31, 2026.

3. In connection with this Agreement, the Company hereby agrees to reimburse the Buyers and the Advisors for all their costs and expenses, including legal fees and expenses, incurred by them or their affiliates in an aggregate amount not to exceed $32,500 payable to Sullivan & Worcester LLP and $32,500 payable to Kelley Drye & Warren LLP, which costs and expenses shall be payable using the net proceeds from the sale of Common Stock pursuant to any equity line of credit, equity purchase facility or at-the-market offering.

4. Except as specifically modified and amended herein, all other terms, conditions and covenants contained in the Securities Purchase Agreement shall remain in full force and effect.

5. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.

6. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Company and the Buyers.

7. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with Section 9(a) of the Securities Purchase Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY:

LA ROSA HOLDINGS CORP.

By:
Name:	Joseph La Rosa
Title:	Chief Executive Officer

BUYERS:

ATW AI Infrastructure III LLC

By:
Name:	Antonio Ruiz-Gimenez
Title:	Managing Partner

ATW AI Infrastructure IIIB LLC

By:
Name:	Antonio Ruiz-Gimenez
Title:	Managing Partner

[Signature Page to Amendment to Securities Purchase Agreement]